                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

     Filed by the registrant [X]
     Filed by a party other than the registrant [_]
     Check the appropriate box:
     [_] Preliminary proxy statement
     [X] Definitive proxy statement
     [_] Definitive additional materials
     [_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                  Mobile Telecommunication Technologies Corp
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                  Mobile Telecommunication Technologies Corp
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     [_] $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
         11.
     (1) Title of each class of securities to which transaction applies:
________________________________________________________________________________

     (2) Aggregate number of securities to which transactions applies:
________________________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1//
                                    -
________________________________________________________________________________

     (4) Proposed maximum aggregate value of transaction:
________________________________________________________________________________

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:
______________________________________________________________________________
     (2) Form, schedule or registration statement no.:
________________________________________________________________________________
     (3) Filing party:
________________________________________________________________________________
     (4) Date filed:
________________________________________________________________________________




___________________________
     /1// Set forth the amount on which the filing fee is calculated and state
      -
how it was determined.

                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 25, 1995

                               ----------------

  NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders of Mobile Telecommunication Technologies Corp., a Delaware corporation (the "Company"), will be held at the Capital Club, 125 South Congress Street, Capital Towers Building, 19th Floor, Jackson, Mississippi 39201 on May 25, 1995 at 3:00 P.M., Central Daylight Time, for the following purposes:

    (1) To elect three Directors to serve for a three-year term expiring at the 1998 Annual Meeting of Stockholders;

    (2) To consider and take action upon a proposal to approve the Company's amended 1990 Executive Incentive Plan; and

    (3) To consider and take action upon any other matters that may properly come before the 1995 Annual Meeting or any adjournment thereof.

  Any action may be taken on any matters presented at the 1995 Annual Meeting on the date specified above or on any date or dates to which said meeting may be adjourned. Only holders of record of the Company's Common Stock as of the close of business on April 12, 1995 are entitled to notice of and to vote at the 1995 Annual Meeting or any adjournment thereof. Stockholders who do not attend the meeting in person are urged to mark, date, sign and return the enclosed proxy card in the return envelope to which no postage need be affixed.

                                          By Order of the Board of Directors

                                          /s/  Leonard G. Kriss
                                          ----------------------------------

                                          Leonard G. Kriss
                                          Secretary

Jackson, Mississippi
April 20, 1995

             IF YOU CANNOT BE PRESENT IN PERSON, PLEASE MARK, DATE
            AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY.

                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.

                             200 SOUTH LAMAR STREET
                        SECURITY CENTRE, SOUTH BUILDING
                           JACKSON, MISSISSIPPI 39201

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited by the Board of Directors of Mobile Telecommunication Technologies Corp. (the "Company") in connection with the 1995 Annual Meeting of Stockholders to be held at the Capital Club, 125 South Congress Street, Capital Towers Building, 19th Floor, Jackson, Mississippi 39201 on May 25, 1995 at 3:00 P.M., Central Daylight Time, or any adjournment thereof. This Proxy Statement and the enclosed proxy card were first sent or given to stockholders of the Company on or about April 20, 1995.

  Holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), as of the close of business on April 12, 1995 will be entitled to vote at the 1995 Annual Meeting or any adjournment thereof, and each holder of record of Common Stock on such date will be entitled to one vote for each share held. As of April 12, 1995, there were 49,379,528 shares of the Company's Common Stock outstanding.

  Shares of Common Stock cannot be voted at the 1995 Annual Meeting unless the beneficial owner is present or represented by proxy. Any stockholder giving a proxy may revoke it at any time before it is voted by giving written notice of revocation to the Company, c/o Leonard G. Kriss, Senior Vice President, General Counsel and Secretary, at the address shown above, or by executing and delivering a proxy bearing a later date prior to the 1995 Annual Meeting. Any stockholder who attends the 1995 Annual Meeting may revoke the proxy by voting his or her shares of Common Stock in person.

  All properly executed proxies, unless previously revoked, will be voted at the 1995 Annual Meeting or any adjournment thereof in accordance with the directions given. With respect to the election of three Directors to serve until the 1998 Annual Meeting, stockholders of the Company voting by proxy may vote in favor of all nominees, may withhold their vote for all nominees or may withhold their vote as to a specific nominee. With respect to the proposal to approve the Company's amended 1990 Executive Incentive Plan (the "Amended 1990 Plan"), stockholders may vote in favor of the proposal, against such proposal or may abstain from voting on such proposal. If no specific instructions are given, shares of Common Stock represented by a properly executed proxy will be voted FOR the election of all nominees for Director and FOR the proposal to approve the Company's Amended 1990 Plan, and in the discretion of the persons named therein as proxies on all other matters that may be brought before the 1995 Annual Meeting or any adjournment thereof.

  A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the 1995 Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the 1995 Annual Meeting. The three nominees for election as Directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at the 1995 Annual Meeting. Abstentions and non-votes will have no effect on the outcome of the voting to elect the Directors. A non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and actually voting thereon is required for the approval of the Company's Amended 1990 Plan. In addition, in order to qualify the Amended 1990 Plan under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the proposal to approve the Amended 1990 Plan must be adopted by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 1995 Annual Meeting. Thus, solely for purposes of qualifying the Amended 1990 Plan under Rule 16b-3, abstentions will be considered entitled to vote on the proposal to approve the Amended 1990 Plan and, accordingly, will have the effect of a vote against the proposal. Broker non-votes will not have any effect on the outcome of the voting with respect to the proposal to approve the Amended 1990 Plan. See "Proposal to Approve the Amended 1990 Executive Incentive Plan--General."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of February 15, 1995 certain information with respect to all stockholders known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock, the only class of voting securities outstanding, as well as information with respect to the Company's Common Stock owned beneficially by each Director of the Company, each Executive Officer named in the Summary Compensation Table on page 7, and by all Directors and Executive Officers of the Company as a group. Certain information set forth in the table is based upon information contained in filings made by such beneficial owners with the Securities and Exchange Commission (the "Commission").

     NAME AND ADDRESS OF                  AMOUNT OF BENEFICIAL   APPROXIMATE
      BENEFICIAL OWNER                        OWNERSHIP(1)     PERCENT OF CLASS
     -------------------                  -------------------- ----------------
T. Rowe Price Associates, Inc............      2,663,081(2)          5.49%
 100 E. Pratt Street
 Baltimore, MD 21202
John N. Palmer...........................      1,843,318(3)          3.76%
Haley Barbour............................         51,690(4)             *
Thomas G. Barksdale......................         98,000(5)             *
Jai P. Bhagat............................        356,500(6)             *
M. Bernard Puckett.......................        183,333(7)             *
R. Faser Triplett........................        215,080(8)             *
E. Lee Walker............................         35,000(9)             *
John E. Welsh III........................        183,621(10)            *
J. Robert Fugate.........................        225,984(11)            *
All Directors and Executive Officers of
 the Company as a Group
 (16 persons)............................      3,425,474(12)         6.81%

- - --------
* Less than 1%
(1) Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.
(2) Includes 742,881 shares of Common Stock that are issuable upon the conversion of the Company's $2.25 Cumulative Convertible Exchangeable Preferred Stock, 80,800 shares of Common Stock as to which T. Rowe Price Associates, Inc. has sole voting power and 1,920,200 shares of Common Stock as to which T. Rowe Price Associates, Inc. has sole dispositive power. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3) Includes 1,275,000 shares of Common Stock obtainable as of February 15, 1995 or within 60 days thereof by Mr. Palmer upon the exercise of options.

(4) Includes 50,000 shares of Common Stock obtainable as of February 15, 1995 or within 60 days thereof by Mr. Barbour upon the exercise of options. Also includes 650 shares of Common Stock held by Mr. Barbour as a custodian for his children, 100 shares of Common Stock held by Mr. Barbour's wife as to which Mr. Barbour may be deemed to share voting and dispositive power and 940 shares of Common Stock held by the Barbour & Rodgers Profit Sharing Trust of which Mr. Barbour is a beneficiary.
(5) Includes 95,000 shares of Common Stock obtainable as of February 15, 1995 or within 60 days thereof by Mr. Barksdale upon the exercise of options.
(6) Includes 295,000 shares of Common Stock obtainable as of February 15, 1995 or within 60 days thereof by Mr. Bhagat upon the exercise of options.
(7) Represents 183,333 shares of Common Stock obtainable as of February 15, 1995 or within 60 days thereof by Mr. Puckett upon the exercise of options.
(8) Includes 70,000 shares of Common Stock obtainable as of February 15, 1995 or within 60 days thereof by Dr. Triplett upon the exercise of options. Also includes 11,448 shares of Common Stock owned by the Triplett Investment Club, a partnership comprised of Dr. Triplett's children, 25,932 shares of Common Stock owned by the Mississippi Allergy Clinic, P.A. Trust and 900 shares of Common Stock held by Dr. Triplett's wife, as to which Dr. Triplett may be deemed to share voting and dispositive power.
(9) Represents 35,000 shares of Common Stock obtainable as of February 15, 1995 or within 60 days thereof by Mr. Walker upon the exercise of options.
(10) Includes 288 shares of Common Stock held for Mr. Welsh in the Company's
     Section 401(k) Employee Retirement Plan and Trust (the "401(k) Plan") and 183,333 shares of Common Stock obtainable as of February 15, 1995 or within 60 days thereof by Mr. Welsh upon the exercise of options.
(11) Includes 984 shares of Common Stock held for Mr. Fugate in the Company's 401(k) Plan and 225,000 shares of Common Stock obtainable as of February 15, 1995 or within 60 days thereof by Mr. Fugate upon the exercise of options.
(12) Includes 2,601,332 shares of Common Stock obtainable as of February 15, 1995 or within 60 days thereof by all Directors and Executive Officers of the Company upon the exercise of options.

  Section 16(a) of the Exchange Act requires the Company's Directors, Executive Officers and persons who beneficially own more than 10% of the Company's Common Stock to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of such Common Stock. Directors, Executive Officers and greater than 10% beneficial owners are required by Commission rules to furnish the Company with copies of all such reports. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations from the Company's Directors and Executive Officers that no other reports were required, all
Section 16(a) filing requirements applicable to the Company's Directors and Executive Officers were complied with during the year ended December 31, 1994, except that 690 shares of Common Stock held by the Barbour & Rodgers Profit Sharing Trust were inadvertently omitted from Mr. Barbour's initial report of beneficial ownership on Form 3 filed at the time that Mr. Barbour became a Director of the Company in September 1992.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Notwithstanding anything to the contrary set forth in any previous filings
  --------------------------------------------------------------------------
made by the Company under the Securities Act of 1933, as amended, or the
- - ------------------------------------------------------------------------
Exchange Act that might incorporate future filings, including this Proxy
- - ------------------------------------------------------------------------
Statement, in whole or in part, the following report and the performance graph
- - ------------------------------------------------------------------------------
on page 13 shall not be incorporated by reference into any of such filings.
- - --------------------------------------------------------------------------

  The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation.

  OVERVIEW AND OBJECTIVES. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors which is comprised of Dr. Triplett and Mr. Walker, each of whom is a non-employee Director of the Company. The Compensation Committee has been delegated the authority by the Board of Directors to make determinations regarding the compensation of the Company's Executive Officers and to review the compensation paid to other management personnel. The Compensation Committee has also been delegated responsibility for administering the Company's 1988 and 1990 Executive Incentive Plans, as well as the Company's Short-Term Management Incentive Plan and Long-Term Management Incentive Plan. In discharging its responsibilities generally and in administering the Company's incentive plans in particular, the Compensation Committee's overall objectives are to (i) attract and retain the best possible executive talent, (ii) motivate executives to achieve the Company's performance goals and strategic objectives and (iii) link management and stockholder interests through appropriate equity based plans.

  COMPENSATION STRUCTURE GENERALLY. The key elements of the Company's executive compensation program have historically consisted of base salary, annual cash bonus and stock options. Base salaries were initially determined, and have been modified, primarily by evaluating the responsibilities of the position held by, and the experience of, each Executive Officer. The annual base salaries of certain of the Company's Executive Officers (including those named in the Summary Compensation Table on page 7) are the subject of employment agreements. These employment agreements provide for annual cost of living adjustments, in some cases after fixed increases during the initial years of such employment agreements. In 1994, the Compensation Committee determined to provide a 5% increase in the base salary of those Executive Officers whose employment agreements provided for a cost of living adjustment in that year (which would have been approximately 3%). In 1994, the Compensation Committee also amended the employment agreements of Messrs. Bhagat and Welsh to increase their base salaries in view of the increased responsibilities of their positions with the Company. See "Employment Agreements."

  Prior to 1993, annual cash bonuses were awarded by the Compensation Committee as a supplement to base salary based on the Compensation Committee's subjective assessment of Company and individual performance. Commencing in 1993, annual cash bonuses, if earned, have generally been awarded to Executive Officers of the Company and other management personnel of the Company and its subsidiaries under the Company's Short-Term Management Incentive Plan (the "STIP"). From time to time, the Compensation Committee may also authorize cash bonuses outside of the STIP, including cash bonuses for new management personnel and management personnel who are not selected by the Compensation Committee for participation in the STIP.

  The Compensation Committee believes that equity ownership acquired through stock-based compensation arrangements is an appropriate method of aligning the interests of management with the interests of the Company's stockholders. As a result, stock options have been awarded by the Compensation Committee to a wide range of personnel in the Company, including Executive Officers, as a means of attracting and retaining such personnel, rewarding achievement and providing an incentive for future performance. The 1988 and 1990 Executive Incentive Plans have been the primary vehicles for awarding stock options. The 1990 Executive Incentive Plan was amended by the Board of Directors of the Company in

March 1995 to increase the number of shares of Common Stock available for awards thereunder from four million to six million shares in order to facilitate the continuation of this policy. The Amended 1990 Plan is being submitted to the stockholders of the Company for approval at the 1995 Annual Meeting. See "Proposal to Approve the Amended 1990 Executive Incentive Plan."

  In December 1992, the Board of Directors adopted the Long-Term Management Incentive Plan (the "LTIP"), which was subsequently approved by the Company's stockholders at the 1993 Annual Meeting. The LTIP seeks to enhance corporate performance and, ultimately, stockholder value, by linking compensation for certain senior management personnel participating in the LTIP to specific performance criteria. During 1994, as explained in more detail below, the Compensation Committee undertook a review of the LTIP to determine whether the LTIP as originally implemented provided the optimum linkage between executive performance and the enhancement of stockholder value. As a result of this review, the Compensation Committee revised the performance criteria and adjusted the stated amount of awards under the LTIP. See "Long-Term Management Incentive Plan."

  The Compensation Committee is mindful of the requirements of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility of certain executive compensation in excess of $1 million, but is also cognizant of the need to have the freedom to exercise its judgment and discretion based on the facts and circumstances then existing so that compensation decisions are in the best interests of the Company and are fair to the affected executives. Since some types of compensation payments and their deductibility depend upon the timing of action by the executive (such as the exercise of stock options) and because interpretations of and changes in the tax laws as well as other factors beyond the Compensation Committee's control may also affect the deductibility of compensation, in certain instances a portion of the compensation paid by the Company may not meet the deductibility requirements of section 162(m).

  SHORT-TERM MANAGEMENT INCENTIVE PLAN. The STIP provides for the payment of annual cash bonuses to Executive Officers of the Company and other management personnel of the Company and its subsidiaries selected for participation by the Compensation Committee, based upon the achievement of specific corporate performance criteria. The Compensation Committee is also authorized to establish personal performance objectives for each participant in the STIP, as well as criteria based on the performance of a discrete business unit for which the participant has responsibility. The pre-defined corporate performance criteria generally applicable to Executive Officers under the STIP, upon which 90% of the annual award under the STIP for 1994 was based and which were generally weighted equally, included revenues, operating cash flow, net operating cash flow and net income per share. In 1994, 10% of the annual award under the STIP for an Executive Officer was based upon the achievement of personal performance objectives. The STIP provides for threshold, target and maximum award levels, with the actual bonus entitlement generally being based on the overall blended level of achievement of all applicable performance criteria. The threshold, target and maximum award levels for Executive Officers under the STIP for 1994 were equal to 25%, 50% and 75%, respectively, of the participant's base salary. In 1994, the pre-defined corporate performance criteria were not achieved at the threshold award level, although the Compensation Committee determined that each of the Executive Officers who participated in the STIP during 1994 met their respective personal performance objectives at the target level. Accordingly, the award under the STIP for each of the Executive Officers for 1994 was equal to 5% of such Executive Officer's base salary for 1994. See "Summary of Cash and Certain Other Compensation."

  LONG-TERM MANAGEMENT INCENTIVE PLAN. The Compensation Committee determined during 1994 to retain Towers Perrin, a nationally recognized compensation consulting firm, to assist the Compensation Committee in conducting a review of the Company's LTIP. Given the rapidly changing nature of the Company's business, the Compensation Committee perceived that the existing program of long-term performance awards tied to pre-defined corporate performance criteria based on the Company's operating results did not provide the optimum linkage between executive performance and the enhancement of stockholder value. The Compensation Committee also took into account trends in long-term compensation in the Company's own industry and others that have resulted in greater emphasis on total return to stockholders as a principal factor in determining long-term compensation. Accordingly, the Compensation Committee implemented revised performance criteria under the LTIP for both the 1993-1995 and 1994-1996 performance cycles. The new criteria are based on the change in the market price of the Company's Common Stock relative to changes in the market prices of the common stocks of approximately 36 companies in a telecommunications industry index selected by SIC code. Awards under the LTIP will be earned if the Company's total return to stockholders over each three-year performance cycle meets or exceeds certain levels of the total return to stockholders for the companies in the group. The Compensation Committee believes that the use of the revised performance criteria will more effectively align the interests of senior management with those of the Company's stockholders, and will enhance stockholder value by better focusing senior management on long-term strategic objectives.

  In addition, based on an analysis of compensation data provided by Towers Perrin with respect to other companies in the telecommunications industry and certain other factors, the Compensation Committee determined to adjust the stated amounts of awards under the LTIP for both the 1993-1995 and 1994-1996 performance cycles. As originally implemented, the stated amount of awards under the LTIP at the threshold, target and maximum levels were calculated by multiplying the participant's average annual base salary (excluding bonuses) over the three year performance cycle by 62.5%, 125% and 187.5%, respectively. The Compensation Committee has adjusted the stated amounts of the awards under the LTIP for both of such performance cycles so that the stated amounts at the threshold, target and maximum levels will now be calculated by multiplying such participant's average annual base salary (excluding bonuses) over the performance cycle by 25%, 50% and 100%, respectively. The awards, if earned, will be payable in cash, shares of Common Stock or options to purchase Common Stock, or any combination thereof, as the Compensation Committee, in its discretion, determines at the end of each performance cycle. See "Long-Term Incentive Plan" on page 9.

  CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Palmer, Chairman of the Board and Chief Executive Officer of the Company, was paid a base salary of $490,238 in 1994 pursuant to the terms of an employment agreement which was effective as of April 4, 1989. The employment agreement provided for a base salary of $338,000 and $400,000 during the first and second years of the employment term, and provides for a base salary of $450,000 for each year thereafter, subject to an annual cost of living adjustment. In 1994, the Compensation Committee determined to provide for a 5% increase in the annual base salary of Mr. Palmer (as well as the other Executive Officers of the Company) in lieu of the cost of living adjustment (which would have been approximately 3%) provided for in Mr. Palmer's employment agreement. In addition, Mr. Palmer participates in the STIP and the LTIP on the same general terms as other Executive Officers of the Company which, as discussed above, are performance based compensation plans. See "Short-Term Management Incentive Plan" and "Long-Term Management Incentive Plan" above and "Employment Agreements."

  CONCLUSION. The Compensation Committee believes that the policies articulated above, including the STIP, the LTIP and the Amended 1990 Plan, will continue to ensure that the interests of the Company's Executive Officers, managers and other key employees are tied to the interests of the Company's stockholders.

Respectfully submitted,

E. Lee Walker
R. Faser Triplett

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth, for the years ended December 31, 1994, 1993, and 1992, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated Executive Officers of the Company, including the Chief Executive Officer, in all capacities in which they serve.

                           SUMMARY COMPENSATION TABLE

                                                               LONG TERM COMPENSATION
                                                           ------------------------------
                                 ANNUAL COMPENSATION               AWARDS         PAYOUTS
                              ---------------------------- ---------------------- -------
          (A)             (B)    (C)      (D)        (E)       (F)        (G)       (H)     (I)
                                                    OTHER                                   ALL
                                                   ANNUAL  RESTRICTED                      OTHER
                                                   COMPEN-   STOCK    SECURITIES   LTIP   COMPEN-
        NAME AND               SALARY   BONUS      SATION   AWARD(S)  UNDERLYING  PAYOUTS SATION
   PRINCIPAL POSITION    YEAR  ($)(1)   ($)(2)     ($)(3)     ($)     OPTIONS (#)   ($)   ($)(4)
   ------------------    ---- -------- --------    ------- ---------- ----------- ------- -------
John N. Palmer.......... 1994 $490,238 $ 24,512     $--       --            --     $--    $35,252
 Chairman of the Board
  and                    1993  472,500  265,781      --       --            --      --     34,708
 Chief Executive Officer 1992  466,791   75,000      --       --            --      --     34,708
M. Bernard Puckett...... 1994  389,488   19,474      --       --        550,000     --      2,268
 President and Chief.... 1993      --       --       --       --            --      --        --
 Operating Officer...... 1992      --       --       --       --            --      --        --
Jai P. Bhagat........... 1994  290,636   14,532      --       --        155,000     --     17,124
 Executive Vice
  President              1993  262,500  147,656      --       --            --      --      2,324
                         1992  253,188   75,000      --       --        125,000     --      2,324
John E. Welsh III....... 1994  300,000   45,000(5)   --       --        200,000     --        240
 Managing Director       1993  252,000  141,876      --       --            --      --        --
                         1992   10,500      --       --       --            --      --        --
J. Robert Fugate........ 1994  245,118   37,256(5)   --       --            --      --      1,579
 Senior Vice President-- 1993  236,250  132,891      --       --            --      --      1,579
 Finance                 1992  223,642   75,000      --       --        125,000     --      1,579

- - --------
(1) See "Employment Agreements" below.
(2) The pre-defined corporate performance criteria under the STIP were not achieved in 1994. Accordingly, awards paid under the STIP for the year ended December 31, 1994 were based on the achievement of personal performance objectives and were equal to 5% of 1994 base salary. See "Compensation Committee Report on Executive Compensation."
(3) The amount of "Other Annual Compensation" for 1994, 1993 and 1992 for each of the Executive Officers named in the table did not meet the threshold reporting requirements under the rules of the Commission.
(4) "All Other Compensation" includes the Company's contribution in the amount of $240 on behalf of each Executive Officer to the 401(k) Plan, premiums paid by the Company on behalf of such Executive Officers for life insurance and, in the case of Mr. Bhagat, approximately $14,800 which represents interest imputed to Mr. Bhagat with respect to a $400,000 unsecured, interest-free loan made by the Company to Mr. Bhagat in connection with the relocation of his residence in January 1994. See "Certain Transactions."
(5) Includes cash awards of $30,000 and $25,000 paid to Mr. Welsh and Mr. Fugate, respectively, which represent special discretionary awards granted to employees of the Company deemed to have made a significant contribution to the success of the Company.

STOCK OPTIONS

  The following table sets forth certain information with respect to stock options granted during the year ended December 31, 1994 under the Company's 1990 Executive Incentive Plan to the Executive Officers of the Company named in the Summary Compensation Table on page 7.

                             OPTION GRANTS IN 1994

          (A)                     (B)                 (C)             (D)         (E)         (F)
                         NUMBER OF SECURITIES % OF TOTAL OPTIONS EXERCISE OR              GRANT DATE
                          UNDERLYING OPTIONS      GRANTED TO         BASE     EXPIRATION   PRESENT
          NAME              GRANTED (#)(1)    EMPLOYEES IN 1994  PRICE ($/SH)    DATE    VALUE (2)(3)
          ----           -------------------- ------------------ ------------ ---------- ------------
John N. Palmer..........             0                N/A           $  N/A         N/A    $      N/A
M. Bernard Puckett......       550,000               41.8%           18.375    1/11/04     5,791,500
Jai P. Bhagat...........       155,000               11.8%           22.50     9/14/04     2,137,450
John E. Welsh III.......       200,000               15.2%           16.25     3/22/04     1,932,000
J. Robert Fugate........             0                N/A              N/A         N/A           N/A

- - --------
(1) Except with respect to options to purchase 100,000 shares of Common Stock granted to Mr. Welsh, the stock options reflected in this table vest as to 33 1/3% of the shares of Common Stock covered thereby on the first anniversary of the date of grant, with an additional 33 1/3% of such options vesting eighteen months and twenty-four months after the date of grant. With respect to options to purchase 100,000 shares of Common Stock granted to Mr. Welsh in 1994, such options consist of two grants, each to purchase 50,000 shares of Common Stock, and each of which is contingent and will vest upon the conclusion of certain transactions for which Mr. Welsh has been delegated primary responsibility. The exercise price of all of such stock options reflected in this table is equal to the fair market value of the Common Stock on the date of grant. See "Change in Control Arrangements" for a description of the vesting provisions of stock options granted under the 1990 Executive Incentive Plan in the event of a change in control.
(2) The actual value, if any, that an Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the stock option is exercised. Therefore, there can be no assurance that the value realized by an Executive Officer upon actual exercise of the stock options granted in 1994 will be at or near the Grant Date Present Value indicated in the table.
(3) As required by the Commission's rules regarding the disclosure of executive compensation, the Company has used the Black-Scholes option pricing model to determine the Grant Date Present Value. The Company does not advocate or necessarily agree that the Black-Scholes option pricing model can determine with reasonable accuracy the value of such stock options. To the extent that the Grant Date Present Value of the stock options determined in accordance with the Black-Scholes option pricing model is achieved, the stockholders of the Company will also benefit from the increased stock price.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth certain information with respect to unexercised stock options held by the Executive Officers of the Company named in the Summary Compensation Table on page 7. None of such Executive Officers exercised stock options during the year ended December 31, 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

          (A)                  (B)           (C)                 (D)                       (E)
                                                        NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                                        OPTIONS AT FY-END (#)       AT FY-END ($)(1)
                         SHARES ACQUIRED    VALUE     ------------------------- -------------------------
          NAME           ON EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ------------ ----------- ------------- ----------- -------------
John N. Palmer..........       --            $--       1,275,000           0    $20,153,125    $     0
M. Bernard Puckett......       --             --               0     550,000              0    618,750
Jai P. Bhagat...........       --             --         295,000     155,000      4,245,625          0
John E. Welsh III.......       --             --         150,000     200,000      1,087,500    650,000
J. Robert Fugate........       --             --         225,000           0      2,626,250          0

- - --------
(1) The amounts set forth in this column represent the difference between the market price of the Common Stock as of December 30, 1994 ($19.50 per share) and the exercise price of in-the-money stock options.

LONG-TERM INCENTIVE PLAN

  The following table sets forth information concerning awards granted during the year ended December 31, 1994 under the Company's LTIP to the Executive Officers of the Company named in the Summary Compensation Table on page 7. No awards under the LTIP were earned or paid during the year ended December 31, 1994. The actual payout of any awards reflected in the table below is conditioned upon the achievement of certain performance criteria over the three-year performance cycle commencing January 1, 1994 and concluding December 31, 1996. See "Compensation Committee Report on Executive Compensation--Long-Term Management Incentive Plan" on page 5.

            LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR(1)

                                                     ESTIMATED FUTURE PAYOUTS(2)
                                                     ---------------------------
             (A)                 (B)         (C)        (D)      (E)      (F)
                                         PERFORMANCE
                              NUMBER OF   OR OTHER
                               SHARES,     PERIOD
                                UNITS       UNTIL
                               OR OTHER  MATURATION  THRESHOLD  TARGET  MAXIMUM
            NAME              RIGHTS (#)  OR PAYOUT  ($ OR #)  ($ OR #) ($ OR #)
            ----              ---------- ----------- --------- -------- --------
John N. Palmer...............   -- (3)     1994-96   $122,560  $245,119 $490,238
M. Bernard Puckett...........   -- (3)     1994-96     97,372   194,744  389,488
Jai P. Bhagat................   -- (3)     1994-96     72,659   145,318  290,636
John E. Welsh III............   -- (3)     1994-96     75,000   150,000  300,000
J. Robert Fugate.............   -- (3)     1994-96     61,280   122,559  245,118

- - --------
(1) No portion of any awards under the LTIP was earned or paid during the year ended December 31, 1994.
(2) The stated amount of awards under the LTIP (the "Stated Amount") at the threshold, target and maximum levels are calculated by multiplying 25%, 50% and 100%, respectively, by the participant's average annual cash compensation, excluding bonuses, over the performance cycle. For purposes of this table, it has been assumed that average annual cash compensation for each Executive Officer named in the table equals cash compensation, excluding bonuses, payable to such Executive Officer in the last fiscal year. Awards under the LTIP for the 1994-1996 performance cycle will be earned if (a) the Company's total return to stockholders ("TRS") over the performance cycle exceeds the rate of return on a three-year United States Treasury Bill over the performance cycle, assuming such United States Treasury Bill had been purchased on the first day of the performance cycle and (b) the Company's TRS meets or exceeds certain levels of the TRS of approximately 36 companies included in the telecommunications industry group ("TII Group") that includes all companies (other than the Company) listed in SIC #4812 (Radio Telephone Communications). The target amount will be earned if the Company's TRS during the 1994-1996 performance cycle falls within the 75th percentile of the TRS for the same period of the TII Group. The threshold and maximum amounts will be earned if the Company's TRS for such performance cycle falls within the 50th and 90th percentiles of the TRS of the TII Group for the same period, respectively. Awards will reflect the incremental attainment of performance criteria between the threshold, target and maximum levels. These award levels may be modified, under certain circumstances, as the Compensation Committee deems appropriate and advisable. See also "Change in Control Arrangements."
(3) If earned, awards will be payable at the end of the 1994-1996 performance cycle in cash, in shares of Common Stock and/or in the form of stock options, as determined by the Compensation Committee. The cash and Common Stock components of an award, if any, will be paid in three equal annual installments beginning no later than April 15 of the year following the end of the performance cycle. The stock option component of an award, if any, will be deemed granted as of April 15 of the year following the end of the performance cycle for which the award is made and will vest as to 100% of the shares of Common Stock covered thereby one year after the date of grant. The Common Stock component of an award will vest in full when paid. If applicable, the number of shares of Common Stock subject to options constituting the stock option component of an award shall be determined by dividing that percentage of the Stated Amount of such award payable in options, as determined by the Compensation Committee, by the average closing price of the Common Stock for the last 45 trading days of the last calendar year (the "Average Closing Price") in the performance cycle for which the award is made. The exercise price of such options shall be the Average Closing Price. Accordingly, such options can only be profitably exercised to the extent the market price of the Common Stock subsequent to the vesting of the options exceeds the Average Closing Price. If applicable, the number of shares of Common Stock constituting the Common Stock component of an award shall be determined by dividing that percentage of the Stated Amount of the award payable in shares of Common Stock by the Average Closing Price.

COMPENSATION OF DIRECTORS

  Directors who are officers of the Company receive no additional compensation for serving on the Board. Directors who are not officers of the Company receive an annual fee of $10,000 and an additional fee of $600 for each Board and committee meeting attended. Mr. E. Lee Walker and Dr. R. Faser Triplett were each granted options to purchase 70,000 shares of Common Stock at an exercise price of $2.25 per share and $5.25 per share, respectively, at the time of their initial election as Directors in 1988 and 1989, respectively. In addition, Messrs. Haley Barbour and John E. Welsh III were each granted options to purchase 50,000 shares of Common Stock at an exercise price of $9.50 per share in connection with their initial election to the Board of Directors in September 1992. Mr. Thomas G. Barksdale, a Director of the Company, holds options to purchase 95,000 shares of the Company's Common Stock having an exercise price of $2.25 per share that were granted in 1988 to Mr. Barksdale in connection with his employment by the Company. Mr. Barksdale's options were continued in effect pursuant to a severance agreement entered into at the time of his resignation as an officer in December 1989.

EMPLOYMENT AGREEMENTS

  The Company entered into an employment agreement with Mr. Puckett as of January 11, 1994 which provides for Mr. Puckett's employment as President and Chief Operating Officer of the Company for a five-year term. The employment agreement provides for a one-year automatic extension of the term at the end of each year during the term unless the Company or Mr. Puckett elects not to have the term so extended. The agreement with Mr. Puckett provided for an annual salary of $400,000 in the first year of the employment term, provides for an annual salary of $450,000 in the second year of the employment term and for an annual salary of $500,000 in each year thereafter.

  The Company has also entered into employment agreements with each of the other Executive Officers listed in the Summary Compensation Table on page 7. The employment agreement with Mr. Palmer, which was entered into as of April 4, 1989, provides for his employment as Chairman of the Board and Chief Executive Officer of the Company for a seven-year term and provides for a one-year automatic extension of the term at the end of each year during the term unless the Company or Mr. Palmer elects not to have the term so extended. In addition, the Company has entered an employment agreement with Mr. Bhagat, which was entered into as of April 4, 1989, which provides for Mr. Bhagat's employment as Executive Vice President of the Company for a five-year term and provides for a one-year automatic extension of the term at the end of each year during the term unless the Company or Mr. Bhagat elects not to have the term so extended. The Company also has entered into employment agreements with Messrs. John E. Welsh III and J. Robert Fugate that are for two-year terms and provide for a one-year automatic extension of the terms at the end of each year during the terms unless the Company or such Executive Officer elects not to have the term so extended.

  These employment agreements provide for annual cost of living adjustments, in some cases after fixed increases during the initial years of such employment agreements. Such agreements also provide that the Board of Directors may authorize increases in such Executive Officers' salaries in lieu of the annual cost of living increase. In the event of such Executive Officer's disability during the term of the agreement, monthly payments of approximately 60% of such Executive Officer's monthly salary (up to a maximum of $6,000) will be made to such Executive Officer for the longer of 42 months or the duration of such disability. These disability payments are funded by insurance with respect to all Executive Officers except Mr. Palmer whose disability payments are the direct obligation of the Company.

CHANGE IN CONTROL ARRANGEMENTS

  The 1990 Executive Incentive Plan provides that all outstanding stock options granted thereunder will automatically become vested and exercisable in full (i) upon a filing pursuant to any federal or state law in connection with any tender offer for shares of the Company (other than a tender offer by the Company), (ii) upon the signing of any agreement for the merger or consolidation of the Company with another corporation or for the sale of all or substantially all of the assets of the Company, (iii) upon adoption of any resolution of reorganization or dissolution of the Company by the stockholders,
(iv) upon the occurrence of any other event or series of events, which tender offer, merger, consolidation, sale, reorganization, dissolution or other event or series of events, in the opinion of the Board of Directors, will, or is likely to, if carried out, result in a change of control of the Company, or (v) if during any period of two consecutive years, individuals who at the beginning of such period constituted the Directors of the Company cease for any reason to constitute a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors of the Company at the beginning of any such period). In the event of a change in control of the Company, as defined in the LTIP, all proposed awards and any unvested or unpaid portion of an award under the LTIP that has been earned shall become vested, and the entire award shall be payable, as of the date of such event. For purposes of the LTIP, a change in control shall be deemed to have occurred if (i) any person becomes the beneficial owner of securities of the Company representing 30% or more of the outstanding voting power of the Company's then outstanding securities, (ii) during any period of two years, at least a majority of the Board of Directors ceases to consist of individuals who served continuously on the Board since the beginning of such period, unless the election or nomination for election of each Director during such period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period, (iii) the stockholders of the Company approve a merger of the Company, other than (x) a merger in which voting securities of the Company would continue to represent more than 80% of the voting power of the surviving entity or (y) a merger to effect a recapitalization of the Company in which no person acquires more than 30% of the voting power of the Company's then outstanding securities, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors consists of Dr. Triplett and Mr. Walker, neither of whom serves as an officer or employee of the Company or any of its subsidiaries. Dr. Triplett is an officer, director and a majority owner of a corporation that provides travel related services to the Company and to which the Company paid approximately $4.8 million in 1994. A substantial portion of this amount represents reimbursement to this corporation for payments made to third-party vendors. See "Compensation of Directors" for information concerning options granted to Dr. Triplett and Mr. Walker.

CERTAIN TRANSACTIONS

  In 1994, Mr. Jai P. Bhagat, Executive Vice President and a Director of the Company, owned a 40% equity interest in, and Mr. Bhagat and his wife served as directors and officers of, a company located in Jackson, Mississippi that provides pager repair and maintenance services to a subsidiary of the Company. During 1994 the Company's subsidiary paid Mr. Bhagat's company an aggregate of approximately $729,000 for such services. In addition, Mr. Bhagat's company purchased obsolete equipment from the Company for an aggregate consideration of approximately $387,000. In March 1995, Mr. Bhagat sold his interest in this company, and Mr. Bhagat and his wife resigned as directors and officers. In 1994, the Company also loaned Mr. Bhagat $400,000 on an unsecured interest-free basis in connection with the relocation of his residence in January 1994.

  In the fourth quarter of 1994, the Company entered into an agreement with Mr. Thomas G. Barksdale, a Director of the Company, pursuant to which Mr. Barksdale will provide certain consultancy services to the Company on a project specific basis for an annual fee of $75,000.

STOCKHOLDER RETURN PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Common Stock of the Company during the period from December 31, 1989, to December 31, 1994, with (i) the cumulative total stockholder return of companies comprising the Nasdaq Stock Market Index and (ii) the total stockholder return of a peer group of companies, weighted by market capitalization as of the beginning of the period. This peer group consists of Contel Cellular, Inc., Dial Page, Inc., McCaw Cellular Communications, Inc., Millicom Inc., Nextel Communications, Inc., Paging Network, Inc., Rogers Cantel Mobile Communications Inc. and Vodafone Group, plc. The graph assumes $100 invested on December 31, 1989, as well as the reinvestment of any dividends. The comparisons in this table are required by the Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
              AMONG MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.,
         A PEER GROUP AND THE NASDAQ STOCK MARKET-US & FOREIGN INDEX


MEASUREMENT PERIOD                                    PEER         NASDAQ
(FISCAL YEAR COVERED)                    MTEL         GROUP        INDEX
- - ---------------------                   ------        -----        ------
MEASUREMENT PT - 12/31/89                $100          $100         $100

FYE 12/31/90                             $ 77          $ 79         $ 85
FYE 12/31/91                             $119          $118         $136
FYE 12/31/92                             $159          $110         $157
FYE 12/31/93                             $277          $164         $181
FYE 12/31/94                             $223          $161         $175


                       BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company held seven meetings during 1994. The Audit Committee of the Board of Directors, which is comprised of Messrs. Barbour and Barksdale, held four meetings during 1994. The principal functions of the Audit Committee include the review of the results of the annual audit with the Company's independent public accountants and the review of the adequacy of the Company's internal accounting controls and practices. The Audit Committee also makes a recommendation to the Board of Directors of the Company concerning the selection of the independent public accountants to be retained by the Company. The Compensation Committee held four meetings in 1994. The Compensation Committee has been delegated certain authority by the Board of Directors with respect to matters relating to the Company's 1988 and 1990 Executive Incentive Plans, as well as the Short-Term and Long-Term Management Incentive Plans, and is responsible for determining the compensation for the Executive Officers of the Company. The Company's Board of Directors does not have a standing committee on nominations. Each Director attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the committees on which such Director serves.

                             ELECTION OF DIRECTORS

  The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors of the Company shall be divided into three classes of Directors, excluding those Directors who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation. The Company's Board of Directors is currently comprised of eight Directors, two classes consisting of three Directors each and one class consisting of two Directors. Each Director is elected for a three-year term, with one class of Directors being elected at each annual meeting of stockholders.

  All holders of Common Stock of the Company are entitled to participate in the election of Directors at each annual meeting. Except as otherwise required by law or established by the Board of Directors with respect to the holders of any class or series of preferred stock, the holders of Common Stock exclusively possess such voting power.

  Set forth below is information concerning the nominees for Directors to be elected at the 1995 Annual Meeting for a three-year term expiring at the 1998 Annual Meeting, as well as certain information concerning the Directors whose terms extend beyond the 1995 Annual Meeting. If any nominee for election as a Director at the 1995 Annual Meeting for any reason should become unavailable for election, or if a vacancy should occur before the election (which events are not anticipated), it is intended that the shares of Common Stock represented by the proxies will be voted for such other person as the Board of Directors of the Company shall designate.

DIRECTORS TO BE ELECTED AT THE 1995 ANNUAL MEETING

  Haley Barbour, age 47, was elected a Director of the Company in September 1992. Mr. Barbour is currently the Chairman of the Republican National Committee and has been an attorney in Washington, D.C. and Yazoo City, Mississippi for approximately twenty years. Mr. Barbour also serves as a director of Deposit Guaranty National Bank.

  Jai P. Bhagat, age 48, has served as Executive Vice President of the Company and as a Director since October 1988 and was elected Chairman of the Board and Chief Executive Officer of Destineer Corp. in May 1994. Mr. Bhagat is a past Chairman and currently serves on the Executive Committee of the Board of Directors of the Personal Communications Industry Association, a national association representing the mobile telecommunications industry, and also serves as a director of American Mobile Satellite Corporation and Wireless Access, Inc.

  R. Faser Triplett, M.D., age 62, has been a Director of the Company since May 1989. Dr. Triplett has been a practicing physician in Jackson, Mississippi since 1966.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE 1995 ANNUAL MEETING

  Thomas G. Barksdale, age 57, is a private investor and has served as a Director of the Company since October 1988. Mr. Barksdale served as President and Chief Operating Officer of the Company from December 1988 to December 1989. Mr. Barksdale's term as a Director of the Company expires at the 1996 Annual Meeting.

  John N. Palmer, age 60, has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since October 1988. Mr. Palmer previously served as Chairman of the Board, President and Chief Executive Officer of Mobile Communications Corporation of America ("MCCA") from 1973 to April 1989. Mr. Palmer is also a director of Entergy Corporation and Deposit Guaranty Corporation, and also serves as a director and member of the Executive Committee of Deposit Guaranty National Bank. Mr. Palmer's term as a Director of the Company expires at the 1997 Annual Meeting.

  M. Bernard Puckett, age 50, has served as President and Chief Operating Officer and as a Director of the Company since January 1994. Mr. Puckett also serves as the Chief Executive Officer of the Company's principal operating subsidiaries. Mr. Puckett was previously employed by International Business Machines Corporation for 25 years, most recently as Senior Vice President, Corporate Strategy and Development, before joining the Company. Mr. Puckett also serves as a director of P-Com, Inc. and R.R. Donnelley & Sons Company, Inc. Mr. Puckett's term as a Director of the Company expires at the 1996 Annual Meeting.

  E. Lee Walker, age 52, is a private investor and has served as a Director of the Company since October 1988. From June 1986 to March 1990, Mr. Walker served as President and Chief Operating Officer of Dell Computer Corp., a computer manufacturer located in Austin, Texas. Mr. Walker also serves as a director of The Continuum Company, Inc. Mr. Walker's term as a Director of the Company expires at the 1996 Annual Meeting.

  John E. Welsh III, age 44, was elected a Director in September 1992 and was elected a Managing Director of the Company in December 1992. Since January 1992, Mr. Welsh has also been a principal in Seaport Capital, Inc., a financial advisory and merchant banking firm. From 1983 through December 1991, Mr. Welsh was a Managing Director of the investment banking group of Prudential Securities, Inc. Mr. Welsh also serves as a director of York International Corporation. Mr. Welsh's term as a Director of the Company expires at the 1997 Annual Meeting.

                 PROPOSAL TO APPROVE THE AMENDED 1990 EXECUTIVE
                                 INCENTIVE PLAN

GENERAL

  In October 1990, the Board of Directors of the Company adopted the 1990 Executive Incentive Plan (the "1990 Plan") to continue its policy of providing officers and key employees of the Company and its subsidiaries with equity-based incentive awards. Though the 1990 Plan provides for various types of awards, historically the 1990 Plan has been used to provide stock options to a relatively broad group of key employees. Stock options granted under the 1990 Plan (and its predecessor, the 1988 Executive Incentive Plan) are presently held by approximately 240 officers and employees of the Company and its subsidiaries and represent approximately 8% of the issued and outstanding Common Stock on a fully diluted basis. On April 17, 1995, the closing sale price of the Common Stock on the Nasdaq National Market was $24 1/4.

  On March 6, 1995, the Compensation Committee of the Board of Directors adopted, and the Board of Directors ratified, certain amendments to the 1990 Plan (the 1990 Plan, as so amended, being hereinafter referred to as the "Amended 1990 Plan"). The principal purpose in amending the 1990 Plan is to increase the number of shares of Common Stock available for awards thereunder by two million shares, such that the aggregate number of shares of Common Stock available for awards under the Amended 1990 Plan would increase from four million to six million shares. As of December 31, 1994, there were 298,000 shares of Common Stock available for awards under the 1990 Plan. In the first quarter of 1995, the Compensation Committee granted options under the 1990 Plan to purchase an aggregate of 220,600 shares of Common Stock to four Executive Officers and 143 employees of the Company and its subsidiaries. As a result, only 77,400 shares of Common Stock remain available under the 1990 Plan. The amendment of the 1990 Plan is necessary to permit the Company to continue its compensation policy of providing equity based awards to broad groups of officers and employees of the Company and its subsidiaries.

  The proposed amendment also makes changes that are necessary so that awards of option rights under the Amended 1990 Plan may qualify as performance-based compensation for purposes of section 162(m) of the Code. See "Summary of Amended 1990 Plan--Option Rights." In addition, the proposed amendment provides that both awards of stock options and other transactions by officers of the Company under the Amended 1990 Plan will be eligible for exemption from the short-swing profit provisions of section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder. Neither the 1990 Plan nor the Amended 1990 Plan has been previously submitted to stockholders for approval.

  A summary of the Amended 1990 Plan is set forth below. The full text of the Amended 1990 Plan is annexed to this Proxy Statement as Exhibit A. The
                                                        ---------
following summary is qualified in its entirety by reference to Exhibit A.
                                                               ---------

SUMMARY OF AMENDED 1990 PLAN

  AUTHORIZED SHARES. The Amended 1990 Plan increases the number of shares of the Company's Common Stock available for awards thereunder by two million shares, such that the aggregate number of shares of Common Stock available for awards under the Amended 1990 Plan would increase from four million to six million shares.

  ADMINISTRATION. The Amended 1990 Plan will be administered by the Compensation Committee, which has been delegated the authority by the Board of Directors to grant options or other awards to officers and employees of the Company and its subsidiaries. The Compensation Committee also makes any other determinations necessary or advisable for the administration of the Amended 1990 Plan. The Compensation Committee consists of Dr. Triplett and Mr. Walker who are "disinterested persons" within the meaning of Rule 16b-3 promulgated by the Commission pursuant to the Exchange Act.

  OPTION RIGHTS. Option rights may be granted under the Amended 1990 Plan that entitle the optionee to purchase shares of Common Stock at a price not less than the market value on the date of grant. Option rights may be options that (i) are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify or
(iii) combinations of the foregoing. The option price is payable either in cash at the time of exercise, or by the transfer to the Company of shares of Common Stock having a market value at the time of exercise equal to the option price, or a combination thereof, as determined by the Compensation Committee in its sole discretion.

  Option rights generally become exercisable as to 33 1/3% of the shares of Common Stock covered thereby on the first anniversary of the date of grant, and become exercisable as to an additional 33 1/3% eighteen months and twenty-four months following the date of grant. No option right is exercisable more than ten years from the date of grant. Upon a filing pursuant to any federal or state law in connection with any tender offer for shares of the Company (other than a tender offer by the Company) or upon the signing of any agreement for the merger or consolidation of the Company with another corporation or for the sale of all or substantially all of the assets of the Company or upon adoption of any resolution of reorganization or dissolution of the Company by the stockholders or upon the occurrence of any other event or series of events, which tender offer, merger, consolidation, sale, reorganization, dissolution or other event or series of events, in the opinion of the Board of Directors, will, or is likely to, if carried out, result in a change of control of the Company or if during any period of two consecutive years, individuals who at the beginning of such period constituted the Directors of the Company cease for any reason to constitute a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors of the Company at the beginning of any such period), the option rights granted under the Amended 1990 Plan shall become immediately exercisable in full. If any such tender offer, merger, consolidation, sale, reorganization, liquidation or other event or series of events mentioned in the immediately preceding sentence shall be abandoned, the Board of Directors may by notice to the optionees nullify the effect thereof and reinstate the provisions of the first sentence of subparagraph (g) of Section 4 of the Amended 1990 Plan, but without prejudice to any exercise of option rights that may have occurred prior to such nullification.

  Although awards under the Amended 1990 Plan are generally not intended to qualify for purposes of section 162(m) of the Code as performance-based compensation, in the case of stock options, such awards are intended so to qualify. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid, or otherwise taxable, to persons named in the Summary Compensation Table. Qualifying performance-based compensation will not be subject to the $1 million deduction limit of section 162(m) of the Code if certain requirements are met. In order to meet these requirements, the plan must state a maximum number of shares with respect to which option rights may be granted during a specified period. Accordingly, the Amended 1990 Plan provides that no eligible participant shall be granted option rights in any fiscal year for more than 10% of the total number of shares of Common Stock authorized for awards under the Amended 1990 Plan at the time that the Amended 1990 Plan is adopted by the Company's stockholders. Another requirement of section 162(m) of the Code is that the plan must be approved by stockholders. Approval of the Amended 1990 Plan shall be deemed the equivalent of approval of the 1990 Plan.

  STOCK APPRECIATION RIGHTS. Stock appreciation rights, which provide optionees an alternative means of realizing the benefits of option rights, may be granted in tandem with options. The holder of a stock appreciation right may, in lieu of exercising all or any part of his option rights, receive from the Company an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the difference in value between the market value of the option shares on the date of exercise and the option price (the "Spread Value"). Any grant of stock appreciation rights may specify that the amount payable upon exercise thereof may be paid by the Company in cash, in shares of Common Stock, or in any combination thereof, and may either grant to the optionee or retain in the Compensation Committee the right to elect among those alternatives. If the stock appreciation right provides that the optionee may elect to receive payment in either cash or shares of Common Stock, an election to receive cash in whole or in part is subject to the approval of the Compensation Committee at the time of such election. Upon the exercise of a stock appreciation right, the number of shares of Common Stock reserved for issuance under the Amended 1990 Plan will be reduced by the number of shares of Common Stock covered by the option that is surrendered in connection with such exercise.

  The Compensation Committee may specify that the amount payable upon exercise of a stock appreciation right may not exceed a maximum specified by the Compensation Committee at the date of grant and may specify waiting periods before exercise and permissible exercise dates or periods. A stock appreciation right will not be exercisable except at a time when the related option right is also exercisable, and when the Spread Value is positive. Stock appreciation rights may include such other terms and provisions, consistent with the Amended 1990 Plan, as the Compensation Committee may approve.

  RESTRICTED STOCK. A grant of restricted stock involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of Common Stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares. A grant of restricted stock may be made without the payment of cash consideration or in consideration of a payment by the participant that is less than the market value of the Company's Common Stock on the date of grant, as the Compensation Committee may determine.

  Each grant of restricted stock is subject for a period determined by the Compensation Committee to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. For example, a grant of restricted stock may provide that such stock will be forfeited if the participant ceases to serve the Company as an officer or employee prior to the expiration of a specified period. In order to enforce these forfeiture provisions, the transferability of restricted stock will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee for the period during which the forfeiture provisions are in effect.

  PERFORMANCE UNITS. A performance unit is the equivalent of $100.00. Participants may be granted any number of performance units. A participant is given an achievement objective ("Management Objective") to meet within a specified period determined by the Compensation Committee on the date of grant ("Performance Period"). A minimum level of acceptable achievement also is established ("Minimum"). If by the end of the Performance Period the participant has achieved the specified Management Objective, he or she is deemed to have fully earned the performance unit. If the participant has not achieved the Management Objective but has attained or exceeded the Minimum, he or she is deemed to have partly earned the performance unit (such part to be determined in accordance with a formula included in the notification evidencing the grant of performance units). To the extent earned, the performance unit is paid to the participant at the time and in the manner determined by the Compensation Committee.

  Management Objectives may be described either in terms of company-wide objectives or objectives that are related to performance of the division of the Company or a subsidiary in which the participant is employed. The Compensation Committee may adjust any Management Objective and the related Minimum if, in the sole judgment of the Compensation Committee, events or transactions after the date of grant that are unrelated to the participant's performance have affected the Management Objective or the Minimum.

  AMENDMENTS. The Compensation Committee is authorized to interpret the Amended 1990 Plan and related agreements and other documents. The Amended 1990 Plan may be amended from time to time by the Board of Directors of the Company. However, the Amended 1990 Plan is intended to meet the requirements of Rule 16b-3 under the Exchange Act upon its approval by the stockholders at the 1995 Annual Meeting, and certain amendments adopted by the Board, if not approved by stockholders, could cause the Amended 1990 Plan to cease to meet these requirements. Any amendment that (i) increases the maximum number of shares of Common Stock that may be issued or delivered under the Amended 1990 Plan (ii) changes the definition of persons eligible to participate in the Amended 1990 Plan, or (iii) materially increases the benefits accruing to persons eligible to participate in the Amended 1990 Plan would require further stockholder approval in order for the Amended 1990 Plan to continue to meet the requirements of Rule 16b-3.

  MISCELLANEOUS. No option right or stock appreciation right is transferable by an optionee except upon death, by will or the laws of descent and distribution. Option rights and stock appreciation rights are exercisable during the optionee's lifetime only by the optionee (or by his guardian or legal representative). The maximum number of shares of Common Stock that may be issued and delivered under the Amended 1990 Plan, the number of shares covered by outstanding option rights and stock appreciation rights, and the prices per share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events.

NEW PLAN BENEFITS

  The types of awards and amounts thereof that will be granted under the Amended 1990 Plan to the individuals and groups named in the table below in the future are not determinable at this time. Set forth in the table below is certain information regarding options to purchase Common Stock that were granted under the 1990 Plan during the year ended December 31, 1994 and the three months ended March 31, 1995 to (i) each of the executive officers named in the Summary Compensation Table on page 7, (ii) all current executive officers as a group, (iii) all current non-executive directors as a group, and
(iv) all employees, including all current officers who are not executive officers, as a group.

                            NEW PLAN BENEFITS TABLE

                       THE 1990 EXECUTIVE INCENTIVE PLAN
                        (AS AMENDED AS OF MARCH 6, 1995)

                                                       NUMBER OF OPTION RIGHTS
                                                        GRANTED UNDER THE 1990
                                                                 PLAN
                                                      --------------------------
                                                       YEAR ENDED  QUARTER ENDED
                                                      DECEMBER 31,   MARCH 31,
      NAME                                                1994         1995
      ----                                            ------------ -------------
John N. Palmer.......................................          0            0
 Chairman of the Board and Chief Executive Officer
M. Bernard Puckett...................................    550,000            0
 President and Chief Operating Officer
Jai P. Bhagat........................................    155,000            0
 Executive Vice President
John E. Welsh III....................................    200,000            0
 Managing Director
J. Robert Fugate.....................................          0            0
 Senior Vice President--Finance
Executive Group......................................  1,050,000       28,000
Non-Executive Director Group.........................          *            *
Non-Executive Officer Employee Group.................    266,500      192,600

- - --------
* Non-Executive Directors of the Company do not participate in the 1990 Plan.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended 1990 Plan based on federal income tax laws in effect on January 1, 1995. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

  TAX CONSEQUENCES TO PARTICIPANTS.

  Non-qualified Option Rights. In general: (i) no income will be recognized by
  ---------------------------
an optionee at the time a non-qualified option right is granted; (ii) at the time of exercise of a non-qualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares of Common Stock and the fair market value of the shares of Common Stock if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares of Common Stock acquired pursuant to the exercise of a non-qualified option right, any appreciation (or depreciation) in the value of the shares of Common Stock after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

  Incentive Stock Options. No income generally will be recognized by an
  -----------------------
optionee upon the grant or exercise of an incentive stock option. If shares of Common Stock are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

  If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares of Common Stock at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

  Stock Appreciation Rights. No income will be recognized by a participant in
  -------------------------
connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any nonrestricted shares of Common Stock, received pursuant to the exercise.

  Restricted Stock. A recipient of restricted stock generally will be subject
  ----------------
to tax at ordinary income rates on the fair market value of the restricted stock reduced by any amount paid by the recipient at such time as the shares of Common Stock are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares of Common Stock will have taxable ordinary income on the date of transfer of such shares equal to the excess of the fair market value of such shares of Common Stock (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for such shares. If a
Section 83(b) election has not been made, any dividends received with respect to shares of restricted stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

  Performance Units. No income generally will be recognized upon the grant of
  -----------------
performance units. Upon payment in respect of the earn-out of performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Common Stock received.

  Special Rules Applicable to Officers and Directors. In limited circumstances
  --------------------------------------------------
where the sale of Common Stock that is received as the result of a grant of an award could subject an officer or director to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the Common Stock received so long as the sale of such Common Stock could subject the officer or director to suit under Section 16(b) of the Exchange Act, but no longer than six months.

  TAX CONSEQUENCES TO THE COMPANY OR SUBSIDIARY. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation imposed by the Code on certain executive compensation.


VOTE REQUIRED FOR APPROVAL

  The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and actually voting on the matter at the 1995 Annual Meeting will be required to approve the Amended 1990 Plan. In addition, in order to qualify the Amended 1990 Plan under Rule 16b-3 of the Exchange Act, the proposal to approve the Amended 1990 Plan must be adopted by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 1995 Annual Meeting. All properly executed proxies will be voted as specified in the proxy, or if not specified, will be voted FOR the proposal to adopt the Amended 1990 Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE AMENDED 1990 PLAN.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP served as the auditors of the Company for the year ended December 31, 1994, and is currently serving in such capacity for the year ending December 31, 1995. Representatives of the firm of Arthur Andersen LLP are expected to be present at the 1995 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Stockholders who wish to submit a proposal for consideration at the 1996 Annual Meeting should submit the proposal in writing to the Company at the address set forth on page 1 of this Proxy Statement. A proponent of a proposal is required to have been a record or beneficial owner of at least 1% or $1,000 in market value of Common Stock of the Company for a period of at least one year and must continue to own such securities through the date on which the 1996 Annual Meeting is held. The Company has the right to request documentary support (as provided in Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act) of the proponent's ownership claim within 14 calendar days after receipt of the proposal, and the proponent shall furnish appropriate documentation within 21 days after receiving such request. Proposals must be received by the Company on or before December 22, 1995 for inclusion in next year's proxy materials. Stockholders who submit proposals must, in all other respects, comply with Rule 14a-8 under the Exchange Act.

                                 MISCELLANEOUS

  The Board of Directors does not intend to present and knows of no other person who intends to present any matter of business at the 1995 Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their best judgment.

  The Company will bear the costs of preparing and mailing the Proxy Statement, proxy card and other material that may be sent to stockholders in connection with this solicitation. In addition to solicitations by mail, officers and other employees of the Company may solicit proxies personally or by telephone or telegram. The Company has retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies in connection with the 1995 Annual Meeting. The Company has agreed to pay Beacon Hill Partners, Inc. a fee of $4,000 plus reasonable out-of-pocket expenses for such services.

                                     By Order of the Board of Directors

                                     /s/ Leonard G. Kriss
                                     ----------------------------------

                                     Leonard G. Kriss
                                     Secretary

Jackson, Mississippi
April 20, 1995

                                                                       EXHIBIT A

                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.

                         1990 EXECUTIVE INCENTIVE PLAN
                        (AS AMENDED AS OF MARCH 6, 1995)

  1. Purpose. The purpose of this Plan is to attract and retain officers and
     -------
key employees for Mobile Telecommunication Technologies Corp. (the "Company") and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.

  2. Definitions. As used in this Plan,
     -----------

  "Appreciation Right" means a right granted pursuant to Paragraph 5.

  "Board" means the Board of Directors of the Company.

  "Committee" means the committee of the Board referred to in Paragraph 12 of this Plan.

  "Common Stock" means Common Stock, par value $.01 per share, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph 9 of this Plan.

  "Date of Grant" means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights or Performance Units or a grant or sale of Restricted Stock shall become effective (which date shall not be earlier than the date on which the Committee takes action with respect thereto).

  "Eligible Participant" means a person who is selected by the Committee to receive benefits under this Plan and who is at the time an officer or key employee of the Company or any of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant.

  "Management Objectives" means the achievement objectives established by the Committee pursuant to Paragraph 7 of this Plan for Eligible Participants who have received grants of Performance Units.

  "Market Value Per Share" means, at any date, (a) the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there were sales) in the principal market in which the Common Stock is traded, or (b) in the absence of a principal market, the fair market value price determined by the Committee in good faith.

  "Optionee" means the optionee named in an agreement evidencing an outstanding Option Right.

  "Option Right" means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Paragraph 4 of this Plan.

  "Performance Period" means, in respect of a Performance Unit, a period of time established pursuant to Paragraph 7 of this Plan within which the Management Objectives relating to such Performance Unit are to be achieved.

  "Performance Unit" means a unit equivalent to $100.00 awarded pursuant to Paragraph 7 of this Plan.

  "Restricted Stock" means shares of Common Stock granted or sold pursuant to Paragraph 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to therein has expired.

  "Spread" means the amount obtained by multiplying the excess of the Market Value Per Share of Common Stock on the date when an Appreciation Right is exercised over the option price per share provided for in the related Option Right by the number of shares of Common Stock subject to the Option Right.

  "Subsidiary" means any corporation in which the Company owns or controls, directly or indirectly, more than 50% of the total combined voting power represented by all outstanding classes of stock issued by such corporation.

  3. Shares Available Under Plan. The shares of Common Stock which may be (a)
     ---------------------------
sold or transferred upon the exercise of Option Rights or Appreciation Rights,
(b) awarded or sold as Restricted Stock and released from substantial risks of forfeiture thereof or (c) transferred in payment of Performance Units which have been earned, shall not exceed in the aggregate 6,000,000 shares, subject to adjustment as provided in Paragraph 9 of this Plan. Upon exercise by an Optionee of any Appreciation Rights, there shall be deemed to have been transferred to such Optionee under this Plan the number of shares of Common Stock covered by the related Option Rights, regardless of whether such Appreciation Rights were paid in cash, shares of Common Stock or a combination thereof. Such shares may be shares of original issuance, treasury shares or a combination of the foregoing.

  Notwithstanding any other provision of this Plan to the contrary, no Eligible Participant shall be granted Option Rights for more than 10% of the total number of shares authorized for awards under the Amended 1990 Plan at the time that the Amended 1990 Plan is adopted by the Company's stockholders.

  4. Option Rights. The Committee may, from time to time and upon such terms
     -------------
and conditions as it may determine, grant to Eligible Participants Option Rights. Without limiting the foregoing, each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

    (a) Each grant shall specify the number of shares of Common Stock to which it pertains.

    (b) Each grant shall specify an option price per share not less than the Market Value Per Share on the Date of Grant.

    (c) Each grant shall specify that the option price shall be payable at the time of exercise in the manner specified in the agreement evidencing the Option Rights (i) in cash or by check acceptable to the Company, or
  (ii) by the transfer to the Company of a sufficient number of shares of Common Stock having a Market Value Per Share at the time of exercise to equal the total option price, or (iii) by a combination of such methods of payment, as determined by the Committee in its sole discretion.

    (d) Each grant shall specify the period or periods of continuous employment of the optionee by the Company or any Subsidiary which is necessary (as consideration to the Company) before the Option Rights or installments thereof will become exercisable.

    (e) Option Rights granted under this Plan may be (i) options which are intended to qualify under particular provisions of the Internal Revenue Code of 1986, as amended from time to time ("Code"), (ii) options that are not intended to so qualify or (iii) combinations of the foregoing.

    (f) No Option Right shall be exercisable more than ten years from the Date of Grant.

    (g) Option Rights granted under this Plan may be exercised only as follows: (i) no Option Right, or portion thereof, may be exercised until the first anniversary of the Date of Grant of such Option Right; (ii) from the first anniversary of the Date of Grant of an Option Right until the day before the date eighteen months after the Date of Grant, such Option Right may be exercised as to not more than 33 1/3% of the shares of Common Stock subject to such Option Right; (iii) after each of eighteen months and twenty-four months after the Date of Grant of an Option Right, such Option Right may be exercised as to an additional 33 1/3% of the shares of Common Stock subject to such Option Right, plus any shares as to which the Option Right might theretofore have been exercised but has not been exercised; and
  (iv) subject in any case to any additional limitations established in accordance with subparagraph (e) above. Upon a filing pursuant to any federal or state law in connection with any tender offer for shares of the Company (other than a tender offer by the Company) or upon the signing of any agreement for the merger or consolidation of the Company with another corporation or for sale of all or substantially all of the assets of the Company or upon adoption of any resolution of reorganization or dissolution of the Company by the stockholders or upon the occurrence of any other event or series of events, which tender offer, merger, consolidation, sale, reorganization, dissolution or other event or series of events, in the opinion of the Board, will, or is likely to, if carried out, result in a change of control of the Company or if during any period of two consecutive years, individuals who at the beginning of such period constituted the Directors of the Company cease for any reason to constitute a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors of the Company at the beginning of any such period), the Option Rights granted under this Plan shall become immediately exercisable in full. If any such tender offer, merger, consolidation, sale, reorganization, liquidation or other event or series of events mentioned in the immediately preceding sentence shall be abandoned, the Board may by notice to the Optionees nullify the effect thereof and reinstate the provisions of the first sentence of this subparagraph (g), but without prejudice to any exercise of Option Rights that may have occurred prior to such nullification.

    (h) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Company by a duly authorized officer and delivered to the Optionee and containing such terms and provisions, consistent with this Plan, as the Committee may approve.

  5. Appreciation Rights. The Committee may, from time to time and upon such
     -------------------
terms and conditions as it may determine, also grant to any Optionee Appreciation Rights in respect of Option Rights granted hereunder. An Appreciation Right shall be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount which shall be determined by the Committee, and shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. Without limiting the foregoing, each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

    (a) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in shares of Common Stock, or in any combination thereof, and may either grant to the Optionee or retain in the Committee the right to elect among those alternatives; provided, however, that if the right to elect among those alternatives is granted to the Optionee, the Committee shall have sole discretion to consent to or disapprove the Optionee's election to receive cash in full or partial settlement of an Appreciation Right, which consent or disapproval may be given at any time after the election to which it relates.

    (b) Any grant may specify that the amount payable on exercise of an Appreciation Right (valuing shares of Common Stock subject to the related Option Right for this purpose at their Market Value Per Share at the date of exercise) may not exceed a maximum specified by the Committee at the Date of Grant.

    (c) Any grant may specify waiting periods before exercise and permissible exercise dates or periods, and shall provide that no Appreciation Right may be exercised except at a time when the related Option Right is also exercisable and at a time when the Spread is positive.

    (d) Each grant of Appreciation Rights shall be evidenced by a notification executed on behalf of the Company by a duly authorized officer and delivered to and accepted by the Optionee, which notification shall describe such Appreciation Rights, identify the related Option Rights, state that such Appreciation Rights are subject to all the terms and conditions of this Plan, and contain such other terms and conditions, consistent with this Plan, as the Committee may approve.

  6. Restricted Stock. The Committee may, from time to time and upon such terms
     ----------------
and conditions as it may determine, also grant or sell to Eligible Participants Restricted Stock. Without limiting the foregoing, each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

    (a) Each such grant or sale shall constitute an immediate transfer of the ownership of shares of Common Stock to the Eligible Participant in consideration of the performance of services, entitling such Eligible Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

    (b) Each such grant or sale may be made without the payment of cash consideration or in consideration of a payment by such Eligible Participant at a price per share of Common Stock that is less than Market Value Per Share at the Date of Grant.

    (c) Each such grant or sale shall provide that the shares of Restricted Stock covered by such grant or sale shall be subject, for a period to be determined by the Committee at the Date of Grant, to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, and the regulations of the Internal Revenue Service thereunder (in addition to that which may be imposed by reason of applicability of Section 16(b) of the Securities Exchange Act of 1934 to the Eligible Participant).

    (d) Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock shall be prohibited or restricted in a manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limiting the generality of the foregoing, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

    (e) Each grant or sale of Restricted Stock shall be evidenced by an agreement executed on behalf of the Company by a duly authorized officer and delivered to and accepted by the Eligible Participant and shall contain such terms and conditions, consistent with this Plan, as the Committee may approve.

  7. Performance Units. The Committee may, from time to time and upon such
     -----------------
terms and conditions as it may determine, also grant Performance Units which will become payable to an Eligible Participant upon achievement of specified Management Objectives. Without limiting the foregoing, each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

    (a) Each grant shall specify the number of Performance Units to which it pertains.

    (b) The Performance Period with respect to each Performance Unit shall be such period of time commencing with the Date of Grant as shall be determined by the Committee at the Date of Grant.

    (c) Each grant shall specify the Management Objectives that are to be achieved by the Eligible Participant, which may be described in terms of Company-wide objectives or objectives that are related to performance of the division or Subsidiary in which such Eligible Participant is employed.

    (d) Each grant shall specify a minimum acceptable level of achievement in respect of the specified Management Objectives below which no payment will be made and shall set forth a formula for determining the amount of payment to be made if performance is at or above such minimum but short of full achievement of the Management Objectives.

    (e) Each grant shall specify the time and manner of payment (whether in cash, shares of Common Stock or a combination thereof) of Performance Units which have been earned.

    (f) The Committee may adjust Management Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Date of Grant which are unrelated to the performance of the Eligible Participant and result in distortion of the Management Objectives or the related minimum acceptable level of achievement.

    (g) Each grant of Performance Units shall be evidenced by a notification executed on behalf of the Company by a duly authorized officer and delivered to and accepted by the Eligible Participant, which notification shall describe the Performance Units, state that such Performance Units are subject to all the terms and conditions of this Plan, and contain such other terms and conditions, consistent with this Plan, as the Committee may approve.

  8. Transferability. No Option Right or Appreciation Right shall be
     ---------------
transferable by an Optionee other than by will or the laws of descent and distribution. Option Rights and Appreciation Rights shall be exercisable during the Optionee's lifetime only by him (or by his guardian or legal representative).

  9. Adjustments. The Committee shall make or provide for such adjustments in
     -----------
the numbers of shares of Common Stock covered by outstanding Option Rights and Appreciation Rights granted hereunder, in the prices per share applicable to such Option Rights and Appreciation Rights and in the kind of shares covered thereby, as the Committee in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. The Committee shall also make or provide for such adjustments in the number of shares available for award, sale or transfer under this Plan specified in Paragraph 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reelect any transaction or event described in the preceding sentence.

  10. Fractional Shares. The Company shall not be required to issue any
      -----------------
factional share of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

  11. Withholding Taxes. To the extent that the Company is required to withhold
      -----------------
federal, state, local or foreign taxes in connection with any payment made or benefit realized by an Eligible Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Eligible Participant or such other person pay to the Company the balance of such taxes required to be withheld.

  12. Administration of the Plan.
      --------------------------

    (a) This Plan shall be administered by one or more committees of the Board, as determined by the Board, each of which shall consist of not less than one director appointed by the Board and none of the members of which shall be eligible or shall have been eligible at any time within one year of their selection as members of the Committee for selection as a person to whom stock may be allocated or to whom stock options or stock appreciation rights may be granted pursuant to this Plan or any other benefit plan of the Company or any Subsidiary. Each such Committee shall be deemed the "Committee" hereunder with the limits of its authority as prescribed by the Board. A majority of the Committee shall constitute a quorum, and the action of the members of the Committee present at any meeting at which the quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.

    (b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock or Performance Units and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

  13. Amendments, Etc.
      ---------------

    (a) This Plan may be amended from time to time by the Board.

    (b) The Committee may, with the concurrence of the affected Optionee, cancel or amend any agreement evidencing Option Rights or Appreciation Rights granted under this Plan. In the event of cancellation, the Committee may authorize the granting of new Option Rights or Appreciation Rights (which may or may not cover the same number of shares which had been the subject of the prior agreement) in such manner, at such option price and subject to the same terms, conditions and discretions as would have been applicable under this Plan had the cancelled Option Rights or Appreciation Rights not been granted.

    (c) In case of termination of employment by reason of death, disability or retirement at or after normal retirement age under a retirement plan of the Company or a Subsidiary (or at an earlier age with the consent of the Committee) of an Eligible Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Performance Units which have not been fully earned, the Committee may, in its sole discretion, accelerate the time at which such

  Option Right or Appreciation Right may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time at which such Performance Units will be deemed to have been fully earned.

    (d) In the event an Eligible Participant shall intentionally commit an act materially inimical to the interests of the Company or any Subsidiary and the Committee in its sole discretion, exercised in good faith, shall so find, notwithstanding any other provision in this Plan the Committee may terminate as of the time of such act any Option Rights or Appreciation Rights, or cause the forfeiture of Restricted Stock or Performance Units, granted such Eligible Participant.

    (e) This Plan shall not confer upon any Eligible Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Eligible Participant's employment or other service at any time.

                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.

                 Annual Meeting of Stockholders--May 25, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Robert Fugate and Leonard G. Kriss and each of them as Proxies and authorizes them to represent and vote all the shares of Common Stock of Mobile Telecommunication Technologies Corp. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 25, 1995 and at any adjournment thereof (i) as designated for the election of the Directors set forth below, (ii) as designated for the proposal set forth below, and (iii) at the discretion of said Proxies, on such other matters as may properly come before such Annual Meeting.

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NOT SPECIFIED, WILL BE VOTED FOR THE NOMINEES IN ITEM 1 AND FOR THE PROPOSAL IN
ITEM 2.

                               (Continued and to be signed on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS AND
        FOR THE PROPOSAL SET FORTH BELOW.
                                                                [X] Please mark
                                                                    your votes
                                                                    like this
    ------
    COMMON

                                        FOR                 WITHHOLD
1. Election of Haley Barbour,           all                vote for all
   Jai P. Bhagat and R. Faser         nominees               nominees
   Triplett, M.D. as Directors          [_]                    [_]

WITHHELD FOR (Write that nominee's name in the space provided below.)

- - --------------------------------------------

2. Proposal to approve the Amended 1990 Executive    FOR     AGAINST     ABSTAIN
   Incentive Plan.                                   [_]       [_]         [_]




                                   Please mark, date and sign exactly
                                   as the name appears herein and return
                        _____      this proxy card in the enclosed envelope.
                             |     Persons signing as executors, administrators,
                             |     trustees, etc. should so indicate. If joint
                                   account, each joint owner should sign. In the case of a corporation or partnership, the fullname of the organization should be used and the signature should be that of a duly authorized officer or partner.

Signature(s)                                    Date
            ----------------------------             ---------------------
(If held jointly, each joint owner should sign)